EXHIBIT 99.1

December 15, 2014

Rubicon Technology Names William Weissman President and CEO

Mardel A. Graffy Is Appointed Chief Financial Officer

Bensenville, IL – Rubicon Technology, Inc. (NASDAQ: RBCN) today announced that the Board of Directors has appointed William Weissman, 56, to the permanent position of President and Chief Executive Officer. Mr. Weissman had served as Interim CEO and President since September 17, 2014, and as Chief Financial Officer of Rubicon since 2007. Mr. Weissman has also been appointed a member of the Board of Directors.

Don Aquilano, Chairman of the Board of Rubicon Technology, said, “Bill Weissman has already demonstrated that he will be an effective leader for Rubicon and will be able to move the Company forward with several critical initiatives. I believe that under his leadership Rubicon will be successful in winning customers for our patterned sapphire substrate (PSS) product line, improving manufacturing effectiveness, and attracting the right talent to the organization. Bill has been instrumental in driving our vertical integration strategy for the past several years, and his industry knowledge and customer relationships are well established.”

Mr. Weissman said, “I am honored to be appointed to lead Rubicon Technology. Technology leadership is the key to success in the highly competitive sapphire industry. Our leadership team is focused on the further development of our strong technology platform to continue to maintain our quality leadership, reduce costs and introduce innovative new products. The sapphire industry has faced tough times over the past few years, but the LED, consumer electronics and optical markets provide excellent growth opportunities.”

The Board has appointed Ms. Mardel A. Graffy, 54, as Chief Financial Officer. Ms. Graffy joined Rubicon Technology in 2005 and rose to the position of Vice President – Finance. In September 2014 she was appointed Vice President – Financial Operations. Prior to her work with Rubicon, Ms. Graffy worked for FMC Technologies and KPMG.

About Rubicon Technology

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has an unmatched technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426